Exhibit 1.2

Cohen & Company Capital Markets

a division of Cohen & Company Securities, LLC

3 Columbus Circle, 24th Floor

New York, NY 10019

February 10, 2026

Columbus Circle Capital Corp II

3 Columbus Circle, 24th Floor

New York, NY 10019

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby Columbus Circle Capital Corp II, a Cayman Islands exempted company (“Company”), has requested Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”), and Clear Street LLC (“Clear Street” and together with CCM, the “Advisors” and each an “Advisor”), to assist it in connection with the Company’s merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”), as described in the Company’s Registration Statement on Form S-1 (File No. 333-292861) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.	Services and Fees.

(a) The Advisors will, if requested by the Company:

(i) Hold meetings to discuss the Business Combination and the Target’s attributes with Company shareholders who request such meetings;

(ii) Attempt to introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination; and

(iii) Assist the Company with relevant financial analysis, presentations, press releases and public filings related to the Business Combination.

(b) As compensation for the foregoing services, the Company will pay the Advisors a cash fee equal to 4.0% of the gross proceeds received by the Company in the IPO (or $8,000,000 in the aggregate), and 6.0% on the gross proceeds of the overallotment in the IPO (or $9,800,000 in the aggregate) (collectively, the “Fee”), upon the consummation of the Business Combination; provided that 80% of such Fee shall be paid to CCM and the remaining 20% thereof shall be paid to Clear Street. The Fee is due and payable in cash to the Advisors by wire transfer at the closing of the Business Combination (the “Closing”) from the Trust Account (as defined below), calculated based on the total capital remaining in the Trust Account following all properly submitted redemptions in connection with the Closing. If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any other fees which may become expressly payable to the Advisors pursuant to any subsequent agreement between an Advisor and the Company or the Target. If one of the Advisors (the “Terminating Advisor”) terminates this Agreement with respect to itself as described in Section 12, the Terminating Advisor’s share of the Transaction Fee shall be payable to the remaining Advisor.

2.	[Reserved].

3.	Company Cooperation.

The Company will cooperate with the Advisors including, but not limited to, providing to the Advisors and their counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisors may reasonably request or that are otherwise relevant to the Advisors’ performance of their obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisors; and, using commercially reasonable efforts to provide the Advisors with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisors’ engagement hereunder.

4.	Representations; Warranties and Covenants.

The Company represents, warrants and covenants to each Advisor that all Information it makes available to the Advisors by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5.	Indemnity.

The Company shall indemnify each Advisor and its affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, each Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account established in connection with the IPO (“Trust Account”) with respect to this Agreement (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.	Use of Name and Reports.

Without such Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to, in any filings with the Securities and Exchange Commission, any advice rendered by such Advisor to the Company or any communication from such Advisor, in each case, in connection with performance of such Advisor’s services hereunder; provided that, if any such quote or reference is required by applicable federal or state law, regulation or securities exchange rule, then (i) the Company shall provide such Advisor with a draft of such disclosure prior to the filing being made; (ii) such Advisor shall be given the opportunity to comment on same; and (iii) such Advisor’s consent to such disclosure shall not be unreasonably withheld.

7.	Status as Independent Contractor.

Each Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisors shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, each Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisors nor any of the Advisors’ officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.	Potential Conflicts.

The Company acknowledges that the Advisors are full-service securities firms engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, the Advisors and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisors or any of their affiliates in conducting such business to the extent permitted by applicable law.

9.	No Legal Advice.

The Company acknowledges that Advisors: (i) will not be opining or passing upon (A) the fairness to the Company or its shareholders of any Business Combination, or (B) the relative merits of a Business Combination with a particular Target as compared to any alternative transaction; (ii) will rely upon and assume, without independently verifying, the accuracy and completeness of all of the financial and other information that is supplied or otherwise made available to it and will further rely upon the assurances of the Company’s and Target’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading; and (iii) is not a legal, tax, accounting, environmental or regulatory advisor and will not express any views as to any legal, tax, accounting, environmental or regulatory matters relating to a Business Combination and will assume that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental and regulatory experts; (iv) will assume that any projections or financial forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Target with respect to future financial performance; and (v) is not required to physically inspect any of Target’s properties or facilities and is not required to make or obtain any evaluations or appraisals of the Target’s assets or liabilities.

10.	Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

11.	Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by Federal Express or other overnight courier addressed to each party at its respective addresses set forth above or to such other address as may be given by a party in a notice provided pursuant to this Section. In addition, notice to the Company may also be provided to Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attention: Mitchell S. Nussbaum, Esq. via Federal Express or other overnight courier or by e-mail to mnussbaum@loeb.com, or to such other representative and/or agent in the United States as designated by the Company.

12.	Termination.

Upon ten days’ prior written notice thereof to the Company, any Advisor may terminate this Agreement. Such termination by such Advisor shall not affect the Company’s indemnification obligations pursuant to Section 5 hereof and Annex I hereto. Such Advisor shall, to the extent accurate and otherwise permissible by law, be entitled to take whatever other actions such Advisor deems in its discretion to be necessary or appropriate in connection with such termination, including publicly disclosing the reasons for such termination.

13.	Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

14.	Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect any Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

15.	Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, including, but not limited to, a failure by the Company to pay the Fee to any Advisor, and/or then and in such event, each party hereto agrees that the dispute shall either be (i) resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) or (ii) brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Once a party files a dispute or commences an action in one of the above forums, the parties agree that all issues regarding such dispute or this Agreement must be resolved before such forum rather than seeking to resolve it through another alternative forum set forth above.

In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrator[s] prior to the commencement of the hearings. The prevailing party shall move to confirm any arbitration award within ten (10) business days of receipt of the award and the losing party shall not oppose such application or seek to vacate the award.

In the event the dispute is brought by a party in the courts of the State of New York or the United States District Court for the Southern District of New York, each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. Any such process, summons and/or complaint to be served upon a party may be served by transmitting a copy thereof by Federal Express or other overnight courier, addressed to such party at the address set forth at the beginning of this Agreement. Such delivery shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees, costs and expenses incurred in such action, proceeding or arbitration and/or incurred in connection with the preparation therefor.

THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT AND THE PROSPECTUS.

16.	Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[signature pages follow]

If the foregoing correctly sets forth the understanding between the Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

COHEN & COMPANY CAPITAL MARKETS,
A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Senior Managing Director, Head of Capital Markets

CLEAR STREET LLC

By:	/s/ Ryan Gerety
Name:	Ryan Gerety
Title:	Managing Director

COLUMBUS CIRCLE CAPITAL CORP II

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer

[Signature page to Business Combination Agreement]

ANNEX I

Indemnification

In connection with the engagement of Cohen & Company Capital Markets and Clear Street LLC (each an “Advisor” and collectively, the “Advisors”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Columbus Circle Capital Corp II (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and its affiliates and their respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of such Advisor, or (B) otherwise relate to or arise out of such Advisor’s activities on the Company’s behalf under the Agreement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisors except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisors which consent may not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not such Advisor is an Indemnified Person), the Company and such Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisor on the other, in connection with such Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of such Advisor’s contribution to such Claim exceed the amount of fees actually received by such Advisor from the Company pursuant to such Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and such Advisor on the other, with respect to such Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which such Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to such Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.